SECOND AMENDMENT TO THE RESTATED (SEPTEMBER 30, 1999)

RUBY TUESDAY, INC. 1996 STOCK INCENTIVE PLAN

THIS SECOND AMENDMENT is made this 5th day of October, 2016, by Ruby Tuesday, Inc., a corporation organized and existing under the laws of the State of Georgia (hereinafter called the “Company”).

WHEREAS, the Company maintains the Ruby Tuesday, Inc. 1996 Stock Incentive Plan (the “Plan”), restated as of September 30, 1999;

WHEREAS, the Company wishes to amend the Plan to modify certain definitions to align them with corresponding definitions in certain of the Company’s other compensatory arrangements;

WHEREAS, this Second Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

NOW, THEREFORE, the Company does hereby amend the Plan, as follows:

1.     By deleting Section 1.1(b) in its entirety and by substituting therefor the following:

(b)     “Cause” shall mean: (i) fraud or dishonesty in the performance of Participant’s duties with the Company or its affiliates; (ii) willful misconduct; (iii) any intentional, willful and material failure of Participant to perform his or her employment duties (other than any such failure resulting from Participant's Disability) for thirty (30) days after the Board of Directors delivers a written demand for performance to Participant that specifically identifies the manner in which the Board of Directors believes that Participant has not substantially performed his or her employment duties; (iv) conduct in material violation of the Company’s Code of Business Conduct and Ethics; (v) conviction or plea of guilty or nolo contendere to a felony; or (vi) material breach or violation of the terms of any agreement to which Participant and the Company (or any affiliate) are party. For purposes of this paragraph, no act or failure to act on the part of Participant shall be considered "intentional "or "willful" unless it is done, or omitted to be done, by Participant in bad faith and without reasonable belief that Participant's act or omission was in the best interests of the Company and its affiliates, and any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors or advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Participant in good faith and in the best interests of the Company and its affiliates.

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2.     By deleting Section 1.1(c) in its entirety and by substituting therefor the following:

“Change in Control” means any one of the following events:

(i) the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following shall not constitute a Change in Control: (1) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate;

(ii) within any twelve-month period (beginning on or after the date the Stock Incentive is granted), the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the date the Stock Incentive is granted shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(iii) the consummation of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(iv) the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or

(v) the liquidation or dissolution of the Company.

Notwithstanding anything in this Plan to the contrary, to the extent any provision of this Plan or a Stock Incentive would cause a payment or benefit not exempt from the requirements of Code Section 409A to be made because of the occurrence of a Change in Control, then such payment or benefit shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control (and other Participant rights that are tied to a Change in Control shall not be affected by this paragraph).

These amendments to Sections 1.1 shall be effective with respect to Stock Incentives granted on or after the date first set forth above.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on the day and year first above written.

RUBY TUESDAY, INC.

                  By:     /s/ F. Lane Cardwell, Jr.

                  Title:  Interim President & Chief Executive Officer

Attest:/s/ Rhonda Parish

By:     Rhonda Parish

Title:  Chief Legal Officer & Secretary

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